Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

GEN-ID LAB SERVICES, INC

We, the undersigned Board of Directors of Gen-ID Lab Services, Inc., a corporation under the Minnesota Business Corporation Act, do hereby amend its Articles of Incorporation as follows, to-wit:

1.

The following amendment of the Articles of Incorporation, was adopted by the Board of Directors and was originally authorized by the shareholders of the corporation, on March 18, 2003 in the manner prescribed by the laws of the State of Minnesota and the Articles of Incorporation of  Pacific Sunset Investments, Inc. (fka)Aubryn International Inc.  Said amendment was additionally authorized and discussed at prior shareholders meeting, but has been effectively initiated and authorized on March 18, 2003 and reconfirmed during a special meeting held August 24, 2005. The Board of Directors having full authority provided to them by a majority of the shareholders of record having previously initiated a roll back in January 01, 2004 have herewith authorized by a special meeting held this date November 28, 2005 a forward roll of the issued and outstanding shares as of November 30, 2005 bringing the total issued and outstanding to  38,078.368 after the effectuation of the forward roll.

2.

Special Resolution #3 -That Article I of the Articles of Incorporation filed June 28, 1996  were amended with a name change which became effective on October 10,  2005 and now read in Article I as follows.

This Corporation’s name was changed to “ Gen-ID Lab Services, Inc. with a new symbol if available “GDLB”.   The Board haD been instructed to apply with the respective Governmental agencies to assure the name change is initiated with the State of Minnesota, the N.A.S.D., the necessary body with the Securities and Exchange Commission, which was confirmed by the 8K filing on October 10,2005.

3.

That Article IV Section 1 of the Articles of Incorporation filed June 28, 1996, and amended on June 30,1996, authorize the shareholders to accept amended bylaws.  These newly amended bylaws were presented at prior meeting and reconfirmed at the Special meeting held on August 24,2005 and were adopted at this August meeting of 2005, and did initiate and provide the Board of Directors the ability to file Amendment Articles without requiring an additional Shareholders meeting, and to ratify that upon written notification the shareholders can be notified of such change, in issuance level, company name, business profile, and that which the Board feels necessary to increase shareholder value and /or facilitate a revenue potential. The name change shall also require a change of cusip number and possible Symbol change. The new cusip has been active as of the October 10, 2005 filing and the board has utilized their prior authorization for the benefit of all shareholders to initiate this forward roll.

Executed by the undersigned President and Secretary of Pacific Sunset Investments, Inc., on this date November 28, 2005

GEN-ID LAB SERVICES, INC.

A Minnesota Corporation

BY:  /s/ Hector A. Veron,   President/CEO

BY:  /s/ Maurice H. Madrid,  Secretary/ Director

BY:  /s/ R.B.Harris Chairman / Director

BY:  /s/ Song Liping, Director / China Consultant

BY:  /s/ Frank De Santis, Vice Pres/Director